Exhibit 10.31

August 1, 2002

Mr. Alex Braverman

Vice President of Finance

NMS Communications Corporation

100 Crossing Boulevard

Framingham, MA  01702

Dear Alex,

It is my pleasure to extend a proposal for the restatement and modification of the existing line of credit from Silicon Valley East (“Bank”) to NMS Communications Corporation (“Borrower”).  Please note that the following is for discussion purposes only and does not represent a commitment to lend.

[NOTE: Two possible approaches are detailed below, and where relevant, are listed as 1. and 2.

If not delineated under a particular term, that term is identical for both options.]

Borrower (s) :

NMS Communications Corporation / NMS Communications Security Corporation

Facility:

$10,000,000 Working Capital Line of Credit (WCL), the full amount of which can be used for letters of credit, foreign exchange transactions and cash management services:

1.               Facility available for cash borrowings in two parts:

•                  Initial $5,000,000 will not be on a formula basis.

•                  Remaining $5,000,000 will fall under a borrowing base as outlined below.

2.               Entire Facility available without reference to Borrowing Base.

Purpose:

Support short-term working capital requirements.

Interest Rate:

Prime, floating (currently 4.75%).  0.75% per annum L/C fee on face amount of L/Cs issued under the Facility.

Commitment Fee:

0.25% flat upfront on the entire Facility amount.

Unused Fee:

0.25% p.a., payable quarterly in arrears on the average unused portion of the Facility for the preceding quarter.  NOTE: This fee becomes 0.15% p.a. if the transaction is closed and booked within 30 days of receiving documentation.

Maturity:

364 days from closing.

Repayment:

Interest-only payments due monthly, principal due at maturity.

Borrowing Base:

1.               The following borrowing formula applies only to usage of the Facility above $5,000,000:

•                  75% against all eligible domestic accounts within 90 days from invoice.  Advance rate subject to change pending the results of an A/R audit to be conducted by an agent of the Bank prior to the closing of the Facility.  The cost of the exam will be borne by the Borrower.

2.               None; 100% of the Facility can be borrowed without condition or advance rate.

CONDITIONS PERTAINING TO THE CREDIT FACILITIES.

Security:

1.               Perfected first security interest in all assets (excluding baskets agreed for assets financed elsewhere); negative pledge on intellectual property.   To include Account Control Agreements for cash and investments held at SVB and elsewhere.

2.               Perfected first security interest (to include Account Control Agreements) only in cash and financial investments maintained at SVB or its subsidiaries in deposit or investment accounts; negative pledge on all other assets (excluding baskets agreed for assets financed elsewhere) including intellectual property.

Financial Covenants:

1.               (Tested quarterly) Minimum Tangible Net Worth of $100,000,000 at all times.

                                                                                                [Tangible Net Worth defined as the sum of Total Assets minus Total Liabilities minus Intangible Assets and Investments, plus Subordinated Debt.]

2.               None.

Other Covenants:

                                                                                                None (aside from standard banking restrictions as in existing documentation).

Financial Reporting:

a)              Provide to Bank Form 10-Q with Compliance Certificate within 45 days of quarter-end.

b)             Provide to Bank Form 10-K within 120 days after fiscal year.

c)              Provide to Bank, when applicable, Form 8-K within 5 days of filing date.

d)             Accounts Receivable Agings:

1.               Provide to the Bank the Borrower’s A/R aging and the Borrowing Base Certificate within 30 days after each month end when usage under the Facility exceeds $5m.

2.               None.

e)              Annual A/R audits:

1.               to be performed at least once a fiscal year at the expense of the Borrower.

2.               None.

f)                Revised budget and forecast, as approved by management within 30 days of approval.

Deposits:

1.                     Borrower shall maintain its primary operating account at SVB, with at least $10,000,000 invested through SVB at all times.

2.                     Borrower shall maintain its primary operating account at SVB, with at least $20,000,000 invested through SVB at all times.

Documents:                               The Lender will provide their standard Loan & Security Agreement and related Loan Documents, including Account Control Agreements.  These documents will be conformed to the specific terms of this proposal at Borrower’s expense.

Subject to:                                      This proposal is subject to approval by Lender’s credit committee.  Approval shall be based on due diligence performed by Lender and shall be granted at its sole discretion.

If these basic terms and conditions are acceptable, please so indicate by returning an executed copy of this letter.

Acceptance of this letter will constitute your instruction to the Lender to commence its due diligence and loan approval processes.  If approved, the Lender shall commence preparation of documentation, which shall supercede this letter at Borrower’s expense.  Except for your obligation to pay the Lender’s expenses and charges described above, this letter and our other communications and negotiations regarding the proposed Facilities do not constitute an agreement or an offer and do not create any legal rights benefiting, or obligations binding on, either of us.  It is intended that all legal rights and obligations of the Bank and Borrower will be set forth in signed definitive loan documents.

This proposal will expire if not accepted on or before 5:00 p.m. on August 9, 2002.  If these general terms and conditions meet with your approval, please indicate your acceptance below and return this proposed term sheet to me with a good faith deposit of $10,000.  The deposit, less out-of-pocket expenses, will be returned to you in the event the Bank fails to provide a commitment letter with substantially the same terms and conditions.  At closing, the good faith deposit, less out-of pocket expenses, will be applied towards loan fees, and any remaining balance will be returned to NMS Communications Corp.

We very much appreciate the opportunity to present this proposal, and look forward to continuing to build on our long-standing relationship with NMS Communications Corporation.

With Best Regards,

SILICON VALLEY BANK

Jonathan L. Gray

Senior Vice President

Option  1 is AGREED & ACCEPTED, this 1st day of August, 2002.

NMS Communications Corporation

By:	/s/ Alex Braverman
Alex Braverman

Title:	Vice President and Corporate Controller